                                                                     Exhibit 10k


                                  AMENDMENTS TO
                               ATRION CORPORATION
                            1997 STOCK INCENTIVE PLAN





Section 10.2 of the Atrion Corporation 1997 Stock Incentive Plan was amended by the Board of Directors of Atrion Corporation, effective March 15, 1999, by adding the following proviso at the end of the first sentence of said Section 10.2:

         ; provided, however, that the grants to be made to Outside Directors on July 10, 1999 shall be omitted.

Section 10.4 of the Atrion Corporation 1997 Stock Incentive Plan was amended by the Board of Directors of Atrion Corporation, effective June 14, 1999, to read as follows:

         10.4 Duration. Each Option granted to an Outside Director shall expire on the first to occur of (i) the tenth anniversary of the date of grant of the Option, (ii) six (6) months, or in the case of an Outside Director who has then served as a director of the Company or any predecessor of the Company for at least twenty (20) years, eighteen
         (18) months, after the date the Outside Director ceases to be a Director other than as a result of the death of the Outside Director; or (iii) one (1) year, or in the case of an Outside Director who has then served as a director of the Company or any predecessor of the Company for at least twenty (20) years, eighteen (18) months, after the Outside Director ceases to be a Director by reason of the death of the Outside Director, in which event the Option may be exercised during such period by the executor or administrator of the Outside Director's estate, by the person or persons to whom the Outside Director's rights under the Option shall pass by the Outside Director's will or laws of descent and distribution or by the Outside Director's designated beneficiary. The Committee may not provide for an extended exercise period beyond the periods set forth in this Article 10.